EMPLOYMENT AGREEMENT

         This Agreement dated as of October 18, 2006, by and between FIVE STAR GROUP, INC. ("Five Star"), a Delaware Corporation (hereinafter called the Company") and BRUCE SHERMAN (hereinafter called the "Employee").

         WHEREAS, the Company desires to employ Employee upon the terms and conditions hereinafter set forth and Employee is willing to serve in the employ of the Company on a full-time basis upon the terms and conditions hereinafter stated;

         NOW, THEREFORE, the Company and Employee, each in consideration of the promises of the other hereafter contained, agree as follows:

         1. Term, Position and Responsibilities. Employee agrees to serve as the Chief Executive Officer of the Company, except as otherwise provided for herein, and to devote all his business time, energy and ability to the Company for a period commencing on October 18, 2006 and terminating on December 31, 2010, (the "Employment Term"), unless sooner terminated in accordance with the provisions of this Agreement. Employee shall have the position, duties and responsibilities delegated to him from time to time by the Board of Directors of the Company, provided however, the Board of Directors shall have the power to assign Employee to another responsible position. The services to be rendered to the Company by the Employee pursuant to this Agreement shall include, but not be limited to, managing the performance of sales employees and the marketing and promotion of the Company's products.

         2. Loyalty and Diligence. Employee shall at all times exert his best efforts to promote the success of the Company and shall discharge his duties and responsibilities in a trustworthy manner. Employee shall do nothing which will in any way impair or prejudice the name or reputation of the Company.

         3. Base Salary. During the Employment Term, subject to all of the terms and conditions of this Agreement, Employee shall be paid an annual base salary of $262,500, payable in weekly installments, less such deductions or amounts to be withheld as shall be required by law. Effective as of the second year of the Employment Term, the base salary then in effect shall be increased by the greater of (i) 3% or (ii) the percentage increase in the U. S. Bureau of Labor Statistics ("BLS") Consumer Price Index for All Urban Consumers: Selected Areas, All Items Index ("CPI-U") for Nassau and Suffolk Counties (or the next broadest geographic index then published by BLS, such as, by way of example, the New York City Metropolitan Area) during the twelve month comparison period ending in December immediately preceding the commencement of the contract year for which compensation is to be adjusted. The increase in CPI for the 2007 contract year shall be based on the CPI increase, if any, for the twelve months ending December 2006; the increase in CPI for the 2008 contract year shall be based upon the CPI increase, if any, for the twelve months ending December 2007; the increase in CPI for the 2009 contract year shall be based upon the CPI increase, if any, for the twelve months ending December 2008; and the increase in CPI for the 2010 contract year shall be based upon the CPI increase, if any, for the twelve months ending December 2009.

          4. Bonus

Employee will be eligible to receive an annual bonus ('Bonus") for all years in the Employment Term, subject to all of the terms and conditions of this Agreement. Payment of the Bonus shall be contingent upon an annual increase in the Company's Earnings Before Income Tax, Depreciation and Amortization ("EBITDA") for each year, over the prior year, calculated in accordance with generally accepted accounting principles consistently applied ("GAAP"). Payment of the Bonus shall be made on March 31 of the year following the year with respect to which the Bonus is earned. For the year 2006, Employee's Bonus shall be $75,000 provided and on condition that there is any increase in EBITDA over 2005. For all other years (i.e., 2007 through 2010), the Bonus shall be equal to $500,000 multiplied by the actual percentage increase in EBITDA, if any, for the year with respect to which the Bonus is earned, over the prior year, based upon a baseline EBITDA of $1.6 million or actual, whichever is greater. The following chart is included in this agreement as illustrative of the foregoing calculation for any given year with the understanding that the actual bonus amount will be pro-rated based upon the actual percentage increase in EBITDA, as aforesaid, but in no event to exceed $250,000 per year:

        PERCENTAGE INCREASE IN EBITDA                        BONUS AMOUNT

                  50.0%                                         $250,000
                  37.5%                                         $187,500
                  25.0%                                         $125,000
                  12.5%                                         $  62,500

The obligation to pay any Bonus earned with respect to the year 2010 shall survive the expiration of the Employment Term,

Employee will also be eligible to receive an additional annual super-bonus ("Super-bonus") for all years in the Employment Term, subject to all of the terms and conditions of this Agreement. Payment of the Super-bonus shall be contingent upon an annual increase in the Company's EBITDA for each year, over the prior year, calculated in accordance with GAAP, based upon a baseline EBITDA of $1.6 million or actual, whichever is greater. Payment of the Super-bonus shall be made on March 31 of the year following the year with respect to which the Super-bonus is earned, commencing with the bonus for the 2007 fiscal year. The following chart is included in this agreement as illustrative of the foregoing calculation for any given year, with the understanding that the actual Super-bonus amount will be pro-rated based upon the actual percentage increase in EBITDA, as aforesaid, but in no event to exceed $250,000 per year.

        PERCENTAGE INCREASE IN EBITDA               ADDITIONAL BONUS AMOUNT

                150%                                        $250,000
                125%                                        $187,500
                100%                                        $125,000
                 75%                                        $ 62,500


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

          5. Other Benefits.

          5.1 During the Employment Term, Employee shall be entitled to participate and shall be included in the Five Star Group 401(K) Plan to the extent that he is eligible under its general provisions, and to participate in all of the Company's benefit plans such as group insurance, hospitalization, medical and disability plans in accordance with their provisions, and shall be afforded participation in other benefits extended by the Company from time to time to its employees, such as vacations, holidays, sick leave and related programs. The Company may, at any time, terminate any of these plans or benefits with respect to all of its employees, to the extent permitted by law, without obligation to Employee.

          5.2 During the Employment Term, the Company shall provide Employee with an automobile for his business use and shall reimburse Employee for all reasonable expenses reasonably related to the performance of Employee's duties hereunder, including the cost of gasoline, maintenance and insurance for his automobile and his lease payment.

          5.3 During the Employment Term, Employee shall be entitled to 30 days paid vacation each calendar year at such time or times as shall be convenient to Employee and the Company.

          5.4 Subject to shareholder approval, Employee shall be granted options to purchase up to an aggregate of 400,000 shares of the common stock of the Company. The exercise price of the options shall be equal to the closing price of the common stock of the Company on October 18, 2006. The options shall be granted as follows, contingent upon an annual increase in the Company's EBITDA for each year, over the prior year, calculated in accordance with GAAP. In March 2008, the maximum number of shares which Employee shall be eligible to be granted is 140,000 and in March 2009 and March 2010, the maximum number of shares which Employee shall be eligible to be granted is 130,000. The following chart is included in this agreement as illustrative of the foregoing calculation for any given year, commencing with March 2008 (in respect of the year 2007, with the understanding that the actual number of shares will be pro-rated based upon the actual percentage increase in EBITDA, as aforesaid, based upon a baseline EBITDA of $1.6 million or actual, whichever is greater, but in no event to exceed 140,000 shares for 2007 and 130,000 shares for 2008 and 2009, respectively:

        PERCENTAGE INCREASE IN EBITDA                       SHARES

                  50.0%                                     140,000
                  37.5%                                      95,000
                  25.0%                                      70,000
                  12.5%                                      35,000

The right to receive and exercise the option to purchase shares based upon any increase in EBITDA for 2010 over 2009 shall survive the expiration of the Employment Term.

         5.5 Employee will be reimbursed for his reasonable expenses (the reasonableness thereof to be determined in accordance with the Company's past practice) actually incurred or paid by him during the Employment Term, in promoting the business of the Company upon presentation of a written itemized account and proper receipts.

         5.6 The Company presently maintains an office for the Employee at 1600 Old Country Road, Plainview, New York. The Company agrees to continue to maintain this or a similar office for the Employee during the Employment Term at a location mutually acceptable to the parties.

          6. Termination.

                  6.1 Notwithstanding the provisions of paragraph 1 hereof, or any other provision of the Agreement regarding termination or discharge, the Company may immediately terminate the employment of Employee upon the occurrence of any of the following events:

                  (a) the death of Employee;

                  (b) the breach by Employee of any of the terms of this Agreement, provided that the Company shall give 15 days notice prior to termination for any breach of any of the terms of this Agreement which are capable of cure;

                  (c) the gross neglect by Employee of his duties hereunder continuing for 30 days after written warning issued to the Employee setting forth the conduct constituting such gross neglect;

                  (d) the conviction of Employee for any felony or any crime involving moral turpitude;

                  (e) the conviction of Employee of any lesser crime or offense involving the property of the Company or any of its affiliates;

                  (f) the commission by Employee of any act of fraud or dishonesty;

                  (g) the engagement by Employee in misconduct resulting in serious injury to the Company; or

                  (h) the physical or mental disability of Employee, whether totally or partially, if he is unable to perform substantially his duties hereunder for a period (i) of two (2) consecutive months, or
         (ii) shorter periods aggregating three (3) months during any twelve month period, such termination to be effective thirty (30) days after written notice of such decision has been delivered to Employee.

                  If Employee's employment is terminated by the Company pursuant to (i) paragraph (b), (c), (d), (e), (f), or (g), Employee shall not be entitled to any compensation, including without limitation, the Bonus, if any, set forth in paragraph 4, after the date of termination for the year in which the termination takes place or (ii) pursuant to paragraph
         (a) or (h), Employee shall be entitled to receive his base salary as then in effect for the month during which termination shall occur (in the case of paragraph (a)) or the month during which notice of termination is given (in the case of paragraph (h)), together with his base salary for four (4) months thereafter, and in the event the month during which termination shall occur (in the case of paragraph (a)) or notice of termination is given (in the case of paragraph (h)) shall be more than six (6) months into the then-current contact year, his bonus for that year prorated through the date of termination.

          6.2 Employee's employment may be immediately terminated by the Company for any reason, other than those set forth in paragraph 6.1 hereof, provided however, that the Company shall be obligated to continue to pay Employee's base salary as then in effect for the period commencing from the date of termination and ending on the termination date of this Employment Agreement, provided however, that the Company shall only be obligated to pay the Bonus, if any, set forth in paragraph 4, through the date of termination on a pro rata basis.

          6.3 The provisions in paragraph 7 hereof shall continue in full force and effect following the termination of Employee pursuant to this Agreement for whatever reason.

          7. Non-Competition, Non-Solicitation, Confidential Information.

          7.1 Non-Competition. Employee agrees that he will not during the period he is employed by the Company under this Agreement or otherwise and (a) if Employee ceases to be employed by the Company before October 18, 2009, for a period of 18 months thereafter, (b) if Employee ceases to be employed by the Company on or after October 18, 2009 and before December 31, 2010, for a period of 12 months thereafter, or (c) if Employee ceases to be employed by the Company on or after December 31, 2010, for a period of six months thereafter, directly or indirectly, by any means or device whatsoever for himself or on behalf of or in conjunction with any person or entity, compete with or be engaged in, or participate, directly or indirectly, in the same business as the Company. For purposes hereof, the term "participate in" shall mean: directly or indirectly, for his or its own benefit, or for, through or with any other person, firm or corporation, own, manage, control, loan money to, or participate in the ownership, management, operation, control of, or be connected as a director, officer, employee, partner, consultant, agent, independent contractor, or otherwise with, or acquiesce in the use of his or its name in connection with any of the foregoing.

          7.2 Non-Solicitation. In consideration of all the payments to be made, and other benefits to be made available to the Employee hereunder, the Employee agrees that he will not during the period he is employed by the Company under this Agreement or otherwise and (a) if Employee ceases to be employed by the Company before October 18, 2009, for a period of 18 months thereafter, (b) if Employee ceases to be employed by the Company on or after October 18, 2009 and before December 31, 2010, for a period of 15 months thereafter, or (c) if Employee ceases to be employed by the Company on or after December 31, 2010, for a period of 12 months thereafter, Employee and any company which then employs Employee, will not directly or indirectly, by any means or device whatsoever, for himself or on behalf of or in conjunction with any person or entity, do or cause to be done, in any geographic area in which the Company is conducting business: induce, entice or attempt to hire any employee or former employee of the Company or any of its subsidiaries, or induce, solicit or attempt to entice away from the Company any customers or suppliers.


          7.3 Confidential Information. The Employee hereby recognizes for the purposes of this Agreement that unpublished information, whether patentable, technical, commercial or otherwise, including but not limited to, materials, specifications, machinery and equipment, designs, processes, formulae, costs, financial data, invoices, price sheets, sales data and analysis, lists of customers as well as information about their technical problems and needs, purchasing habits and idiosyncrasies and internal purchasing procedures and names of buyers, or business projections used by the Company in its business, constitute valuable trade secrets or confidential business information (referred to herein collectively the "Confidential Information") and are the property of the Company.

          In consideration of all the payments to be made, and other benefits to be made available, to the Employee hereunder, the Employee hereby agrees that he shall (i) not, directly or indirectly, disclose or use the Company's Confidential Information other than in the business of the Company during or after his employment without the prior written consent of the Company; (ii) not directly or indirectly, take or remove any of the Company's Confidential Information from the Company's premises, whether in the form of manuals, printed sheets, reproductions, personal notes or otherwise, without the prior written consent of the Company; and (iii) safeguard all Confidential Information at all times so that it is not exposed to, or taken by, unauthorized persons, and when Confidential Information is entrusted to him, exercise his best efforts to assure its safekeeping.

          Notwithstanding any other provisions of this Agreement, information known to Employee prior to his employment by the Company, as well as published information, , information in the public domain, and the observations, opinions, conclusions and/or impressions made, formed and/or reached by Employee during the term of this Agreement shall not be deemed or construed to be Confidential Information for the purposes of this Agreement or otherwise.

         Employee further agrees to deliver to the Company, immediately upon termination of this Agreement for any reason, all Confidential Information and materials, including personal notes and reproductions, relating to the Company's business.

          7.4 If the Employee violates any of the covenants in this Section 7, then the term of each such covenant violated shall be automatically extended for a period of eighteen (18) months (with respect to 7.1) or two (2) years (with respect to 7.2) from the date on which the Employee permanently ceases such violation or for a period of eighteen (18) months or two (2) years, respectively, but in no event to exceed 18 months or four (4) years, respectively. The Company shall have the right and remedy to require the Employee to account for and pay over to the Company all profits or other benefits derived or received by the Employee as a result of any transactions constituting a breach of each such covenant violated, and the Employee hereby agrees to account for and pay over such profits or other benefits to the Company.

          Each of the rights and remedies enumerated in this paragraph 7.4 shall be independent of the others, and shall be severally enforceable, and all of such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under the law or in equity.

          Since a breach of the provisions of this Section 7 could not adequately be compensated by money damages, the Company shall be entitled, in addition to any other right and remedy available to it, to an injunction restraining such breach or a threatened breach, and in either case no bond or other security shall be required in connection therewith, and Employee hereby consents to the issuance of such injunction. If any restriction contained in this Section 7 shall be deemed to be invalid, illegal or unenforceable by reason of the extent, duration, geographical scope, or other provisions thereof, then in its reduced form such restriction shall then be enforceable in the manner contemplated hereby.

          In connection with the limited protection afforded the Company by the ancillary covenants contained in Sections 7.1, 7.2 and 7.3, the Employee hereby recognizes that the Company's need for the covenants is based on the fact that the Company is engaged in a highly competitive business and would suffer great loss if Employee were to terminate his employment and thereafter compete with, induce, entice or attempt to hire any employees or solicit any suppliers or customers of the Company. Furthermore, Employee recognizes that the Company has expended substantial time, money and effort to obtain or develop the Confidential Information which Employee will be personally entrusted to and exposed to during the Employment Term.

          8. No Conflicting Agreement. In order to induce the Company to enter into this Agreement with respect to the employment of the Employee on the terms and conditions set forth herein, the Employee hereby represents and warrants that he is not a party to or bound by any agreement, arrangement or understanding, written or otherwise, which prohibits or in any manner restricts his ability to enter into and fulfill his obligations under this Agreement and/or to be employed by and serve as an Employee of the Company.

         8.1      Change in Control or Sale of the Company.

         Upon the occurrence of a "Change in Control" or "Sale" (as hereinafter defined) of the Company during the Employment Period, Employee shall be granted the unconditional option to purchase up to that number of shares of the common stock of the Company which is equal to 400,000 less the number of shares with respect to which Employee has theretofore exercised options to purchase shares of the common stock of the Company pursuant to Section 5.4 of this Agreement. By way of example only, and not be way of limitation, if, prior to a "Change in Control" or "Sale" of the Company (as hereinafter defined), Employee has exercised options to purchase a total of 100,000 shares of stock of the Company (based on annual increases in EBITDA), then and in such event Employee shall have the unconditional option to purchase 300,000 shares of the common stock of the Company on account of such "Change of Control" or "Sale," without regard to increases in EBITDA or any other contingency. The exercise price shall be equal to the market price on the date of the grant, in accordance with the terms of the Company's stock option agreement.

          For purposes of this Agreement, a "Change in Control" is deemed to have occurred if any person who was not on October 1, 2006 a "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of Five Star representing 15% of more of the combined voting power of Five Star's outstanding securities becomes the beneficial owner, directly or indirectly, of securities of Five Star representing 25% or more of the combined voting power of Five Star's outstanding securities and a "Sale of the Company" is deemed to have occurred if (i) Five Star engages in a transaction or series of transactions (including, without limitation, a merger or consolidation) with another corporation, partnership, limited liability company, joint venture, trust or other entity, and the stockholders of Five Star immediately prior to such transaction(s) do not, after such transaction(s), hold at least 50% of the voting power of Five Star or its successor, (ii) NPDC and its affiliates cease to own more than 60% of the voting stock of the Company, or (iii) all or substantially all of the assets of Five Star are sold. The right to receive and exercise the option to purchase shares based upon any "Change in Control" or "Sale" of the Company shall survive the expiration of the Employment Term.

          9. Review by Counsel. The Employee acknowledges that he has been informed of the advisability of consulting with his own counsel regarding this Agreement, and has in fact consulted counsel, who has participated in the drafting of this Agreement.

          10. Notices. Any notice, request, demand and other communication provided for by this Agreement shall be sufficient if in writing and if delivered by hand or sent by registered or certified mail (return receipt requested) to the Employee at the last address he has filed in writing with the Company, or in the case of the Company, at its principal executive offices to the attention of its General Counsel. Any such notice, request, demand or other communication shall be deemed given when received, if delivered by hand, or when signed for by the addressee or its/his agent, if sent by registered or certified mail.

          11. Heirs and Successors Bound. This Agreement shall be binding on the heirs, administrators, and personal representatives of Employee and upon the successors or assigns of the Company.

          12. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

          13. Integration: Amendment of Agreement. This Agreement contains the entire agreement between the Company and Employee and supersedes all prior negotiations and written or oral agreements between the Company and Employee. No alteration, modification, amendment or other change of this Agreement shall be binding on the parties unless in writing, approved by the Company's President or Board of Directors and executed by authorized officers of the Company and executed by the Employee, provided, however, that nothing set forth herein is intended or shall be deemed or construed to vary, modify or in any way adversely affect the right of Employee to exercise any stock option, or sell any stock purchased pursuant to any stock option, granted to the Employee pursuant to any prior Employment Agreement between the Company and the Employee.


         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

                                   FIVE STAR GROUP, INC.



                                   BY:
                                       ----------------------------------------



                                   -------------------------------------------

                                   Bruce Sherman